EXHIBIT 8.2

munich Prannerstrasse 10 80333 Munich
	T	+	49 89 20 70 20
	Direct T	+	49 89 20 70 23 31
Infineon Technologies AG	F	+	49 89 20 70 21 00
Am Campeon 1-12	Direct F	+	49 89 20 70 25 83 61
85579 Neubiberg	E		christian.sistermann@ freshfields.com
	W		freshfieldsbruckhausderinger.com

	doc id		DAC5605552
	our ref		AMA120807-0029
your ref
16 July 2009
Infineon Technologies AG
German tax opinion regarding the rights offering of 337,000,000 ordinary shares in the form of ordinary shares or American Depository Shares of Infineon Technologies AG (the “Opinion”)
Ladies and Gentlemen:
We have acted as German tax counsel to Infineon Technologies AG (the “Company”) in connection with the registration statement on Form F-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on July 16, 2009 regarding the above mentioned rights offering of the Company to subscribe for new ordinary shares and new American Depository Shares (the “Offering”).
In rendering the Opinion, we have examined and relied upon the Registration Statement, the prospectus included in the Registration Statement (the “Prospectus”) and the exhibits thereto as well as such other documents as we considered relevant to our analysis. In our examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies.
Based on and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary, it is our opinion that statements of and legal conclusions on German tax law in the

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Prospectus under the caption “Taxation — German Taxation” are true and accurate in all material respects, subject to the limitations and qualifications made in such German Taxation section.
The Opinion is given on the assumption that the Company is resident only in Germany for German tax purposes. Furthermore, the Opinion is confined to, and given on the basis of the tax law of Germany and the practice of the German tax authorities as currently in force or applied as at the date of this letter. We do not express any opinion as to the laws of any other jurisdictions and we intimate no view on any other matter that may be relevant in connection with the Offering. We undertake no obligation to advise you of any events or circumstances that may come to our attention after the date hereof that may affect any of the assurances expressed herein.
The Opinion is intended solely for the purpose of inclusion as an exhibit to the Registration Statement. Neither the Opinion nor the contents hereof may be relied upon, quoted, referred to, reproduced, otherwise disclosed or used for any other purpose or by any other person or entity other than your shareholders without our prior written consent. We hereby consent that the Opinion be filed as an exhibit of the Registration Statement. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.
Yours faithfully
/s/ Christian Sistermann
Christian Sistermann
Freshfields Bruckhaus Deringer LLP